Exhibit 99.1

Viking Therapeutics, Inc. Announces Chairman Appointment

SAN DIEGO, CA – June 4, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced that Lawson Macartney, Ph.D., B.V.M.S., has been appointed chairman of the company’s board of directors. Dr. Macartney has served as a member of Viking’s board of directors since May 2014. He possesses more than 25 years of pharmaceutical industry experience including serving in senior management positions with leading companies such as GlaxoSmithKline plc, Shire AG, and AstraZeneca, among others.

“Dr. Macartney’s vast experience in drug development and his prior leadership positions at numerous pharmaceutical companies are ideally-suited to Viking’s stage of development, and we are excited to leverage his insight moving forward,” said Brian Lian, Viking’s chief executive officer and interim chairman. “Dr. Macartney’s appointment is consistent with our previously-disclosed policy of separating the positions of chairperson and chief executive officer. We believe that such separation in a public company reinforces the independence of the board and is in the best interest of shareholders.”

“I am delighted to become chairman of the Viking board,” said Lawson Macartney. “The company has an exciting portfolio of products and a strong vision for how best to bring these new medicines to patients and I look forward to working with management to realise this potential.”

In addition to his role with Viking, Dr. Macartney has also served as President, Chief Executive Officer and a member of the board of directors of Ambrx Inc., a biopharmaceutical company, since February 2013. Prior to Ambrx, Dr. Macartney served in senior R&D and commercial roles in a number of major pharmaceutical companies including, among others, as senior vice president of the Emerging Business Unit at Shire AG and as senior vice president of Global Product Strategy at GlaxoSmithKline.

Dr. Macartney received his Ph.D. from Glasgow University in Scotland in 1982, where he was a Royal Society Research Fellow. He is also trained in diagnostic pathology and is a Fellow of the Royal College of Pathologists.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. Viking’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy and lipid disorders, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

(858) 550-7810

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981